UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DENBURY INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0467835
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5320 Legacy Drive, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.    Description of Registrant’s Securities to be Registered.

General

As previously announced, on July 30, 2020 (the “Petition Date”), Denbury Inc. (formerly known as Denbury Resources Inc.) (the “Company” or “Denbury”) and certain of its wholly-owned subsidiaries (together with the Company, the “Debtors”) filed petitions for voluntary relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to effectuate the Debtors’ Joint Chapter 11 Plan of Reorganization, dated July 30, 2020 (the “Plan”).

On September 2, 2020, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”), a copy of which was included as Exhibit 99.1 to Denbury’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2020 and which is incorporated herein by reference.

On September 18, 2020 (the “Effective Date”), the Debtors satisfied the conditions of the Confirmation Order and the Plan became effective.

Pursuant to the Plan, on the Effective Date, Denbury created and issued new common stock, par value $0.001 (the “Common Stock”). On the Effective Date, pursuant to the Plan, Denbury issued an aggregate of approximately 49,999,999 shares of Common Stock. This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Common Stock issued pursuant to the Plan. Denbury has applied to list the Common Stock on the New York Stock Exchange under the symbol of “DEN.”

Also on the Effective Date, Denbury filed the Third Restated Certificate of Incorporation (the “Certificate of Incorporation”) and adopted the Fourth Amended and Restated Bylaws (the “Bylaws”).

Common Stock

A description of the Common Stock is contained in Denbury’s Current Report on Form 8-K filed with the Commission on September 18, 2020, which description is incorporated herein by reference. The description of Common Stock does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the Bylaws, copies of which are attached to this registration statement as Exhibits 3.1 and 3.2 and incorporated by reference herein.

Warrant Agreements

Pursuant to the Plan, on the Effective Date, Denbury entered into a Series A Warrant Agreement and Series B Warrant Agreement (the “Warrant Agreements”) with Broadridge Financial Solutions, Inc.

A description of the material provisions of the Warrant Agreements is contained in Denbury’s Current Report on Form 8-K filed with the Commission on September 18, 2020, which description does not purport to be complete and is qualified in its entirety by reference to the text of the Warrant Agreements, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, Denbury entered into a registration rights agreement (the “Registration Rights Agreement”) with certain holders of the Common Stock by and among Denbury and the parties set forth therein.

A description of the material provisions of the Registration Rights Agreement is contained in Denbury’s Current Report on Form 8-K filed with the Commission on September 18, 2020, which description does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 4.3 hereto and is incorporated by reference herein.

Item 2. Exhibits.

Exhibit Number	Description
2.1
Joint Chapter 11 Plan of Reorganization of Denbury Inc. and its Debtor Affiliates (incorporated by reference to Exhibit A of the Order Confirming the Joint Chapter 11 Plan of Reorganization, filed as Exhibit 99.1 to Denbury Resources Inc.’s Current Report on Form 8-K filed on September 4, 2020).

3.1	Third Restated Certificate of Incorporation of Denbury Resources Inc. (incorporated by reference to Exhibit 3.1 to Denbury Inc.’s Current Report on Form 8-K filed on September 18, 2020).
3.2	Fourth Amended and Restated Bylaws of Denbury Inc. (incorporated by reference to Exhibit 3.2 to Denbury Inc.’s Current Report on Form 8-K filed on September 18, 2020).
4.1
Series A Warrant Agreement dated as of September 18, 2020, by and between Denbury Inc., and Broadridge Corporate Issuer Solutions, Inc. (incorporated by reference to Exhibit 10.2 to Denbury Inc.’s Current Report on Form 8-K filed on September 18, 2020).

4.2
Series B Warrant Agreement dated as of September 18, 2020, by and between Denbury Inc., and Broadridge Corporate Issuer Solutions, Inc. (incorporated by reference to Exhibit 10.3 to Denbury Inc.’s Current Report on Form 8-K filed on September 18, 2020).

4.3
Registration Rights Agreement dated as of September 18, 2020 among Denbury Inc. and certain holders identified therein (incorporated by reference to Exhibit 10.4 to Denbury Inc.’s Current Report on Form 8-K filed on September 18, 2020).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Denbury Inc. (Registrant)
Date: September 18, 2020	By:	/s/ James S. Matthews
James S. Matthews
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary